Exhibit (a)(1)

Redwood Real Estate Income Fund
AMENDED AND RESTATED AGREEMENT AND DECLARATION OF TRUST

Dated: June 20, 2023

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TABLE OF CONTENTS
(continued)

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article VI SHAREHOLDER VOTING POWERS AND MEETINGS		16

Section 6.1	Voting	16
Section 6.2	Meetings	16
Section 6.3	Quorum and Required Vote	17
Section 6.4	Action by Written Consent	17

article VII DISTRIBUTIONS AND REPURCHASES		17

Section 7.1	Distributions.	17
Section 7.2	Transfer of Shares	18
Section 7.3	Repurchases	18
Section 7.4	Redemptions at the Option of the Trust	19
Section 7.5	Suspension of the Right of Repurchase	19
Section 7.6	Redemption of Shares to Qualify as a REIT	19
Section 7.7	Net Asset Value	19

article VIII LIMITATION OF LIABILITY AND INDEMNIFICATION		19

Section 8.1	Limitation of Liability	19
Section 8.2	Indemnification	20
Section 8.3	Indemnification Determinations	20
Section 8.4	Indemnification Not Exclusive	20
Section 8.5	Shareholders	20

article IX MISCELLANEOUS		21

Section 9.1	Trust Not a Partnership	21
Section 9.2	Trustees’ and Officers’ Good Faith Action, Expert Advice, No Bond or Surety	21
Section 9.3	Establishment of Record Dates	22
Section 9.4	Dissolution and Termination of Trust.	22
Section 9.5	Merger, Consolidation, Incorporation	23
Section 9.6	Filing of Copies, References, Headings	23
Section 9.7	Applicable Law	23
Section 9.8	Amendments	24
Section 9.9	Fiscal Year	24
Section 9.10	Provisions in Conflict with Law	24
Section 9.11	Allocation of Certain Expenses	24
Section 9.12	Delivery by Electronic Transmission or Otherwise	24
Section 9.13	Restrictions on Transfer and Ownership of Shares. The provisions of this Section 9.13 shall be applicable to any series or class of shares of the Trust that elects to be taxed as a REIT and shall remain in full force and effect until prior to the Restriction Termination Date (as defined in this Section).	25

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Redwood Real Estate Income Fund
AMENDED AND RESTATED AGREEMENT AND DECLARATION OF TRUST

THIS AMENDED AND RESTATED AGREEMENT AND DECLARATION OF TRUST of Redwood Real Estate Income Fund, a Delaware statutory trust, made as of December 12, 2022, and as amended and restated on June 20, 2023, by the undersigned Trustees.

WHEREAS, the Trustees have heretofore formed a statutory trust under the laws of Delaware for the investment and reinvestment of its assets by the execution of the Agreement and Declaration of Trust of Redwood Real Estate Income Fund on December 12, 2021;

WHEREAS, the Trustees desire to amend and restate such Declaration of Trust in its entirety; and

WHEREAS, the Trustees desire that the beneficial interest in the trust assets be divided into transferable shares of beneficial interest, as hereinafter provided;

WHEREAS, the Trustees declare that all money and property contributed to the trust established hereunder shall be held and managed in trust for the benefit of the holders of the shares of beneficial interest issued hereunder and subject to the provisions hereof;

NOW, THEREFORE, in consideration of the foregoing, the undersigned Trustees hereby declare that all money and property contributed to the trust hereunder shall be held and managed in trust under this Amended and Restated Agreement and Declaration of Trust (“Trust Instrument”) as herein set forth below.

article I

NAME AND DEFINITIONS

Section 1.1         Name. The name of the trust established hereby is “Redwood Real Estate Income Fund.”

Section 1.2         Definitions. Wherever used herein, unless otherwise required by the context or specifically provided:

(a)       “Act” means the Delaware Statutory Trust Act, 12 Del. C. §§ 3801 et seq., as from time to time amended;

(b)       “By-laws” means the By-laws referred to in Section 4.1(e) hereof, as from time to time amended;

(c)       The terms “Affiliated Person,” “Assignment,” “Commission,” “Interested Person” and “Principal Underwriter” shall have the meanings given them in the 1940 Act. “Majority Shareholder Vote” shall have the same meaning as the term “vote of a majority of the outstanding voting securities” is given in the 1940 Act;

(d)       “Class” means any division of Shares of the Trust, which Class is or has been established in accordance with the provisions of Article II hereof;

(e)       “Net Asset Value” means the net asset value of each Class of the Trust determined in the manner provided in Section 7.7 hereof;

(f)       “Outstanding Shares” means those Shares recorded from time to time in the books of the Trust or its transfer agent as then issued and outstanding, but shall not include Shares which have been redeemed or repurchased by the Trust and which are at the time held in the treasury of the Trust;

(g)       “Shareholder” means a record owner of Outstanding Shares of the Trust;

(h)       “Shares” means the transferable units of beneficial interest into which the beneficial interest of the Trust or Class thereof shall be divided and may include fractions of Shares as well as whole Shares;

(i)       “Trust” refers to Redwood Real Estate Income Fund;

(j)       “Trustee” or “Trustees” means the person or persons who has or have signed this Trust Instrument, so long as such person or persons shall continue in office in accordance with the terms hereof, and all other persons who may from time to time be duly qualified and serving as Trustees in accordance with the provisions of Article III hereof, and reference herein to a Trustee or to the Trustees shall refer to the individual Trustees in their capacity as Trustees hereunder;

(k)       “Trust Property” means any and all property, real or personal, tangible or intangible, which is owned or held by or for the account of the Trust, or the Trustees on behalf of the Trust;

(l)       “Valuation Date” means the date on which the value of Shares being repurchased will be determined by the Trustees in their sole discretion;

(m)       The “1940 Act” refers to the Investment Company Act of 1940 and the rules and regulations thereunder and exemptions granted therefrom, all as may be amended from time to time.

article II

BENEFICIAL INTEREST

Section 2.1        Shares of Beneficial Interest. The beneficial interest in the Trust shall be divided into such transferable Shares of one or more separate and distinct Classes as the Trustees shall from time to time create and establish. The number of Shares of each Class authorized hereunder is unlimited. Each Share shall have a par value of $0.001, unless otherwise determined by the Trustees in connection with the creation and establishment of a Class. All Shares issued hereunder, including without limitation, Shares issued in connection with a dividend in Shares or a split or reverse split of Shares, shall be fully paid and nonassessable.

Section 2.2        Issuance of Shares. The Trustees in their discretion may, from time to time, without vote of the Shareholders, issue Shares of each Class to such party or parties and for such amount and type of consideration (or for no consideration if pursuant to a Share dividend or split-up), subject to applicable law, including cash or securities (including Shares of a different Class), at such time or times and on such terms as the Trustees may deem appropriate, and may in such manner acquire other assets (including the acquisitions of assets subject to, and in connection with, the assumption of liabilities) and businesses. In connection with any issuance of Shares, the Trustees may issue fractional Shares and Shares held in the treasury. The Trustees may from time to time divide or combine the Shares into a greater or lesser number without thereby changing the proportionate beneficial interests in the Trust. The Trustees may classify and reclassify any unissued Shares or any Shares previously issued and reacquired of any Class into one or more Classes that may be established and designated from time to time.

Any Trustee, officer or other agent of the Trust, and any organization in which any such person is interested, may acquire, own, hold and dispose of Shares of any Class of the Trust to the same extent as if such person were not a Trustee, officer or other agent of the Trust; and the Trust may issue and sell or cause to be issued and sold and may repurchase Shares of any Class from any such person or any such organization subject only to the general limitations, restrictions or other provisions applicable to the sale or purchase of Shares of such Class generally.

Section 2.3        Register of Shares and Share Certificates. A register shall be kept at the principal office of the Trust or an office of the Trust’s transfer agent which shall contain the names and addresses of the Shareholders of each Class, the number of Shares of that Class held by each of them respectively and a record of all transfers thereof. As to Shares for which no certificate has been issued, such register shall be conclusive as to who are the holders of the Shares and who shall be entitled to receive dividends or other distributions or otherwise to exercise or enjoy the rights of Shareholders. No Shareholder shall be entitled to receive payment of any dividend or other distribution, nor to have notice given to him as herein or in the By-laws provided, until he has given his address to the transfer agent or such other officer or agent of the Trust as shall keep the said register for entry thereon. The Trustees, in their discretion, may authorize the issuance of share certificates and promulgate appropriate rules and regulations as to their use. In the event that one or more certificates are issued, whether in the name of a Shareholder or a nominee, such certificate or certificates shall constitute evidence of ownership of Shares for all purposes, including transfer, assignment or sale of such Shares, subject to such limitations as the Trustees may, in their discretion, prescribe.

Section 2.4        Transfer of Shares. Except as otherwise provided by the Trustees, Shares shall be transferable on the records of the Trust only in accordance with Section 7.2 herein and only by the record holder thereof or by his agent thereunto duly authorized in writing, upon delivery to the Trustees or the Trust’s transfer agent of a duly executed instrument of transfer, together with a Share certificate, if one is outstanding, and such evidence of the genuineness of each such execution and authorization and of such other matters as may be required by the Trustees. Upon such delivery the transfer shall be recorded on the register of the Trust. Until such record is made, the Shareholder of record shall be deemed to be the holder of such Shares for all purposes hereunder and neither the Trustees nor the Trust, nor any transfer agent or registrar nor any officer, employee or agent of the Trust shall be affected by any notice of the proposed transfer.

Section 2.5        Treasury Shares. Shares held in the treasury shall, until reissued pursuant to Section 2.2 hereof, not confer any voting rights on the Trustees, nor shall such Shares be entitled to any dividends or other distributions declared with respect to the Shares.

Section 2.6        Establishment of Classes. The Trustees may from time to time authorize the division of Shares of the Trust into one or more Classes. Separate and distinct records shall be maintained by the Trust for each Class. The Trustees shall have full power and authority, in their sole discretion, and without obtaining any prior authorization or vote of Shareholders of any Class, to establish and designate and to change in any manner any initial or additional Classes and to fix such preferences, voting powers, rights and privileges of such Classes as the Trustees may from time to time determine, to divide or combine the Shares or any Classes into a greater or lesser number, to classify or reclassify any issued Shares or any Classes into one or more Classes, and to take such other action with respect to the Shares as the Trustees may deem desirable.

Unless another time is specified by the Trustees, the establishment and designation of any Class shall be effective upon the adoption of a resolution by the Trustees setting forth such establishment and designation and the preferences, powers, rights and privileges of the Shares of such Class, whether directly in such resolution or by reference to, or approval of, another document that sets forth such relative rights and preferences of such Class including, without limitation, any registration statement of the Trust, or as otherwise provided in such resolution. The Trust may issue any number of Shares of each Class and need not issue certificates for any Shares.

All references to Shares in this Trust Instrument shall be deemed to be Shares of any or all Classes as the context may require. All provisions herein relating to the Trust shall apply equally to each Class of the Trust except as the context otherwise requires.

All Shares of each Class shall represent an equal proportionate interest in the assets belonging to the Trust (subject to the liabilities belonging to that Class), and each Share of any Class shall be equal to each other Share of that Class; but the provisions of this sentence shall not restrict any distinctions permissible under this Section 2.6.

Section 2.7        Investment in the Trust. The Trustees shall accept investments in any Class from such persons and on such terms as they may from time to time authorize. At the Trustees’ discretion, such investments, subject to applicable law, may be in the form of cash or securities in which the Trust is authorized to invest, valued as provided in Section 7.7 hereof. Unless the Trustees otherwise determine, investments shall be credited to each Shareholder’s account in the form of full Shares at the Net Asset Value per Share next determined after the investment is received. Without limiting the generality of the foregoing, the Trustees may, in their sole discretion, (a) fix the Net Asset Value per Share of the initial capital contribution, (b) impose sales or other charges upon investments in the Trust or (c) issue fractional Shares.

Section 2.8        No Preemptive Rights. Shareholders shall have no preemptive or other similar rights to subscribe to any additional Shares or other securities issued by the Trust or the Trustees, whether of the same or another Class.

Section 2.9        Conversion Rights. The Trustees shall have the authority to provide from time to time that the holders of Shares of any Class shall have the right to convert or exchange said Shares for or into Shares of one or more other Classes in accordance with such requirements and procedures as may be established from time to time by the Trustees.

Section 2.10      Legal Proceedings. No person, other than a Trustee, who is not a Shareholder of the Trust or of a particular Class shall be entitled to bring any derivative action, suit or other proceeding on behalf of or with respect to the Trust or such Class. Further, each complaining Shareholder must have been a Shareholder of the Trust or the affected Class, as applicable, at the time of the action or failure to act complained of, or acquired the Shares afterwards by operation of law from a person who was a Shareholder at that time and each complaining Shareholder must be a Shareholder of the Trust or the affected Class, as applicable, as of the time the written demand is made upon the Trustees. No Shareholder may maintain a derivative action with respect to the Trust or any Class of the Trust unless holders of at least ten percent (10%) of the outstanding Shares of the Trust, or 10% of the outstanding Shares of the Class to which such action relates, join in the bringing of such action. All matters relating to the bringing of derivative actions in the right of the Trust shall be governed by this Section 2.10 and Section 3816 of the Act.

In addition to the requirements set forth in Section 3816 of the Act, a Shareholder may bring a derivative action on behalf of the Trust or any Class of the Trust only if the following conditions are met: (a) the Shareholder or Shareholders must make a pre-suit written demand upon the Trustees to bring the subject action unless an effort to cause the Trustees to bring such an action is not likely to succeed; and a demand on the Trustees shall only be deemed not likely to succeed and therefore excused if a majority of the Trustees, or a majority of any committee established to consider the merits of such action, has a personal financial interest in the transaction at issue, and a Trustee shall not be deemed interested in a transaction or otherwise disqualified from ruling on the merits of a Shareholder demand by virtue of the fact that such Trustee receives remuneration for his service as a Trustee of the Trust or as a trustee or director of one or more investment companies that are under common management with or otherwise affiliated with the Trust; and (b) unless a demand is not required under clause (a) of this paragraph, the Trustees must be afforded a reasonable amount of time to consider such Shareholder request and to investigate the basis of such claim; and the Trustees shall be entitled to retain counsel or other advisers in considering the merits of the request and shall require an undertaking by the Shareholders making such request to reimburse the Trust for the expense of any such advisers in the event that the Trustees determine not to bring such action. For purposes of this Section 2.10, the Trustees may designate a committee of one Trustee to consider a Shareholder demand if necessary to create a committee with a majority of Trustees who do not have a personal financial interest in the transaction at issue. If the demand for derivative action has been considered by the Board of Trustees, and a majority of those Trustees who are not deemed to be Interested Persons of the Trust, after considering the merits of the claim, has determined that maintaining a suit would not be in the best interests of the Trust or the affected Class, as applicable, the complaining Shareholders shall be barred from commencing the derivative action. If upon such consideration the appropriate members of the Board of Trustees determine that such a suit should be maintained, then the appropriate officers of the Trust shall commence initiation of that suit and such suit shall proceed directly rather than derivatively. The Board of Trustees, or the appropriate officers of the Trust, shall inform the complaining Shareholders of any decision reached under this paragraph in writing within ten business days of such decision having been reached.

For purposes of this Section 2.10, a written demand upon the Trustees must include at least the following: (a) a detailed description of the action or failure to act complained of and the facts upon which each such allegation is made; (b) a statement to the effect that the complaining Shareholder(s) believe that they will fairly and adequately represent the interests of similarly situated Shareholders in enforcing the right of the Trust or the affected Class, as applicable, and an explanation of why the complaining Shareholders believe that to be the case; (c) a certification that each complaining Shareholder was a Shareholder of the Trust or the affected Class, as applicable, at the time of the action or failure to act complained of, or acquired the Shares afterwards by operation of law from a person who was a Shareholder at that time and each complaining Shareholder was a Shareholder of the Trust or the affected Class, as applicable, as of the time the written demand upon the Trustees, as well as information reasonably designed to allow the Trustees to verify that certification; and (d) a certification that each complaining Shareholder will be a Shareholder of the Trust or the affected Class, as applicable, as of the commencement of the derivative action.

This Section 2.10 will not apply to claims brought under the federal securities laws.

Section 2.11      Status of Shares. Shares shall be deemed to be personal property giving only the rights provided in this Trust Instrument. Every Shareholder by virtue of having become a Shareholder shall be held to have expressly assented and agreed to the terms hereof. The death of a Shareholder during the continuance of the Trust shall not operate to terminate the Trust nor entitle the representative of any deceased Shareholder to an accounting or to take any action in court or elsewhere against the Trust or the Trustees, but only to the rights of said decedent under this Trust. Ownership of Shares shall not entitle the Shareholder to any title in or to the whole or any part of the Trust property or right to call for a partition or division of the same or for an accounting, nor shall the ownership of Shares constitute the Shareholders as partners.

article III

THE TRUSTEES

Section 3.1        Management of the Trust. The Trustees shall have exclusive and absolute control over the Trust Property and over the business of the Trust to the same extent as if the Trustees were the sole owners of the Trust Property and business in their own right, but with such powers of delegation as may be permitted by this Trust Instrument. The Trustees shall have power to conduct the business of the Trust and carry on its operations in any and all of its branches and maintain offices both within and without the State of Delaware, in any and all states of the United States of America, in the District of Columbia, in any and all commonwealths, territories, dependencies, colonies, or possessions of the United States of America, and in any foreign jurisdiction and to do all such other things and execute all such instruments as they deem necessary, proper or desirable in order to promote the interests of the Trust although such things are not herein specifically mentioned. Any determination as to what is in the interests of the Trust made by the Trustees in good faith shall be conclusive. In construing the provisions of this Trust Instrument, the presumption shall be in favor of a grant of power to the Trustees.

The enumeration of any specific power in this Trust Instrument shall not be construed as limiting the aforesaid power. The powers of the Trustees may be exercised without order of or resort to any court.

Except for the Trustees named herein or appointed to fill vacancies pursuant to Section 3.3 hereof, the Trustees shall be elected by the Shareholders owning of record a plurality of the Shares voting at a meeting of Shareholders.

Section 3.2        Term of Office of Trustees. Subject to any limitations on the term of service imposed by the By-laws or any retirement policy adopted by the Trustees, each Trustee shall hold office during the existence of this Trust, and until its termination as herein provided; except: (a) that any Trustee may resign his trust by written instrument signed by him and delivered to the Chairman, President, Secretary, or other Trustee of the Trust, which shall take effect upon such delivery or upon such later date as is specified therein; (b) that any Trustee may be removed, with or without cause, at any time by written instrument, signed by a majority of the Trustees prior to such removal, specifying the date when such removal shall become effective; (c) that any Trustee who requests in writing to be retired or who has died, become physically or mentally incapacitated by reason of disease or otherwise, or is otherwise unable to serve, may be retired by written instrument signed by a majority of the other Trustees, specifying the date of his retirement; and (d) that a Trustee may be removed, with or without cause, at any meeting of the Shareholders of the Trust by a vote of Shareholders owning at least two-thirds of the outstanding Shares of the Trust.

Section 3.3        Vacancies and Appointment of Trustees. In the case of the declination to serve, death, resignation, retirement, removal, physical or mental incapacity by reason of disease or otherwise of a Trustee, or a Trustee is otherwise unable to serve, or an increase in the number of Trustees, a vacancy shall occur. Whenever a vacancy in the Board of Trustees shall occur, until such vacancy is filled, the other Trustees shall have all the powers hereunder and the certificate of the other Trustees of such vacancy shall be conclusive. In the case of an existing vacancy, the remaining Trustee or Trustees shall fill such vacancy by appointing such other person as such Trustee or Trustees in their discretion shall see fit consistent with the limitations under the 1940 Act, unless such Trustee or Trustees determine, in accordance with Section 3.5, to decrease the size of the Board to the number of remaining Trustees.

An appointment of a Trustee may be made by the Trustees then in office in anticipation of a vacancy to occur by reason of retirement, resignation or increase in number of Trustees effective at a later date, provided that said appointment shall become effective only at or after the effective date of said retirement, resignation or increase in number of Trustees.

An appointment of a Trustee shall be effective upon the acceptance of the person so appointed to serve as Trustee, except that any such appointment in anticipation of a vacancy shall become effective at or after the date such vacancy occurs.

Section 3.4        Temporary Absence of Trustee. Any Trustee may, by power of attorney, delegate his power for a period not exceeding six months at any one time to any other Trustee or Trustees, provided that in no case shall less than two Trustees personally exercise the other powers hereunder except as herein otherwise expressly provided or unless there is only one or two Trustees.

Section 3.5         Number of Trustees. The number of Trustees shall be one, or such other number as shall be fixed from time to time by the Trustees.

Section 3.6        Effect of Death, Resignation, Etc. of a Trustee. The declination to serve, death, resignation, retirement, removal, incapacity, or inability of the Trustees, or any one of them, shall not operate to terminate the Trust or to revoke any existing agency created pursuant to the terms of this Trust Instrument.

Section 3.7        Ownership of Assets of the Trust. Legal title in and beneficial ownership of all of the assets of the Trust shall at all times be considered as vested in the Trust, except that the Trustees may cause legal title in and beneficial ownership of any Trust Property to be held by, or in the name of one or more of the Trustees acting for and on behalf of the Trust, or in the name of any person as nominee acting for and on behalf of the Trust. No Shareholder shall be deemed to have a severable ownership interest in any individual asset of the Trust, or any right of partition or possession thereof, but each Shareholder shall have, except as otherwise provided for herein, a proportionate undivided beneficial interest in the Trust. The Shares shall be personal property giving only the rights specifically set forth in this Trust Instrument. The Trust, or at the determination of the Trustees, one or more of the Trustees or a nominee acting for and on behalf of the Trust, shall be deemed to hold legal title and beneficial ownership of any income earned on securities of the Trust issued by any business entities formed, organized, or existing under the laws of any jurisdiction, including the laws of any foreign country.

Section 3.8        No Accounting. Except to the extent required by the 1940 Act or, if determined to be necessary or appropriate by the other Trustees under circumstances which would justify his or her removal for cause, no person ceasing to be a Trustee for reasons including, but not limited to, death, resignation, retirement, removal or incapacity (nor the estate of any such person) shall be required to make an accounting to the Shareholders or remaining Trustees upon such cessation.

article IV

POWERS OF THE TRUSTEES

Section 4.1        Powers. The Trustees in all instances shall act as principals, and are and shall be free from the control of the Shareholders. The Trustees shall have full power and authority to do any and all acts and to make and execute any and all contracts and instruments that they may consider necessary or appropriate in connection with the management of the Trust. The Trustees shall have full authority and power to make any and all investments which they, in their sole discretion, shall deem proper to accomplish the purpose of this Trust. Subject to any applicable limitation in this Trust Instrument, the Trustees shall have power and authority:

(a)       To invest and reinvest cash and other property, and to hold cash or other property uninvested, and to sell, exchange, lend, pledge, mortgage, hypothecate, write options on and lease any or all of the assets of the Trust;

(b)       To operate as and carry on the business of an investment company, and exercise all the powers necessary and appropriate to the conduct of such operations, including the power to invest all or any part of its assets in the securities of another investment company;

(c)       To borrow money and in this connection issue notes or other evidence of indebtedness; to secure borrowings by mortgaging, pledging or otherwise subjecting as security the Trust Property; to endorse, guarantee, or undertake the performance of an obligation, liability or engagement of any person and to lend Trust Property;

(d)       To provide for the distribution of interests of the Trust either through a Principal Underwriter in the manner hereinafter provided for or by the Trust itself, or both, or otherwise pursuant to a plan of distribution of any kind;

(e)       To adopt By-laws not inconsistent with this Trust Instrument providing for the conduct of the business of the Trust and to amend and repeal them to the extent that they do not reserve that right to the Shareholders, which By-laws shall be deemed a part of this Trust Instrument and are incorporated herein by reference;

(f)        To elect and remove such officers and appoint and terminate such agents and contractors as they consider appropriate, any of whom may be a Trustee, and may provide for the compensation of all of the foregoing;

(g)       To establish separate Classes having such relative rights, powers and duties as they may provide, consistent with applicable law;

(h)       To employ one or more banks, trust companies or companies that are members of a national securities exchange or such other entities as custodians of any assets of the Trust, subject to the 1940 Act and to any conditions set forth in this Trust Instrument;

(i)        To retain one or more transfer agents and shareholder servicing agents, or both;

(j)        To set record dates in the manner provided herein or in the By-laws;

(k)       To delegate such authority (which delegation may include the power to subdelegate) as they consider desirable to any officers of the Trust and to any investment adviser, manager, administrator, custodian, underwriter or other agent or independent contractor;

(l)        To join with other holders of any securities or debt instruments in acting through a committee, depository, voting trustee or otherwise, and in that connection to deposit any security or debt instrument with, or transfer any security or debt instrument to, any such committee, depository or trustee, and to delegate to them such power and authority with relation to any security or debt instrument (whether or not so deposited or transferred) as the Trustees shall deem proper and to agree to pay, and to pay, such portion of the expenses and compensation of such committee, depository or trustee as the Trustees shall deem proper;

(m)       To enter into joint ventures, general or limited partnerships and any other combinations or associations;

(n)       To pay pensions for faithful service, as deemed appropriate by the Trustees, and to adopt, establish and carry out pension, profit-sharing, share bonus, share purchase, savings, thrift and other retirement, incentive and benefit plans, trusts and provisions, including the purchasing of life insurance and annuity contracts as a means of providing such retirement and other benefits, for any or all of the Trustees, officers, employees and agents of the Trust;

(o)       To the extent permitted by law, indemnify any person with whom the Trust has dealings;

(p)       To engage in and to prosecute, defend, compromise, abandon, or adjust by arbitration, or otherwise, any actions, suits, proceedings, disputes, claims and demands relating to the Trust, and out of the assets of the Trust to pay or to satisfy any debts, claims or expenses incurred in connection therewith, including those of litigation, and such power shall include without limitation the power of the Trustees or any appropriate committee thereof, in the exercise of their or its good faith business judgment, to dismiss any action, suit, proceeding, dispute, claim or demand, derivative or otherwise, brought by any person, including a Shareholder in its own name or the name of the Trust, whether or not the Trust or any of the Trustees may be named individually therein or the subject matter arises by reason of business for or on behalf of the Trust;

(q)       To purchase and pay for entirely out of Trust Property such insurance as they may deem necessary or appropriate for the conduct of the business of the Trust, including, without limitation, insurance policies insuring the Trust Property and payment of distributions and principal on its investments, and insurance policies insuring the Shareholders, Trustees, officers, representatives, employees, agents, investment advisers, managers, administrators, custodians, underwriters, or independent contractors of the Trust individually against all claims and liabilities of every nature arising by reason of holding, being or having held any such office or position, or by reason of any action alleged to have been taken or omitted by any such person in such capacity, including any action taken or omitted that may be determined to constitute negligence, whether or not the Trust would have the power to indemnify such person against such liability;

(r)        To sell, exchange, lend, pledge, mortgage, hypothecate, write options on and lease any or all of the assets of the Trust, subject to the provisions of Section 9.4(b) hereof;

(s)       To vote or give assent, or exercise any rights of ownership, with respect to stock or other securities, debt instruments or property; and to execute and deliver powers of attorney to such person or persons as the Trustees shall deem proper, granting to such person or persons such power and discretion with relation to securities, debt instruments or property as the Trustees shall deem proper;

(t)        To exercise powers and rights of subscription or otherwise which in any manner arise out of ownership of securities or debt instruments;

(u)       To hold any security or property in a form not indicating any trust, whether in bearer, book entry, unregistered or other negotiable form; or either in the name of the Trustees or of the Trust or in the name of a custodian, subcustodian or other depository or a nominee or nominees or otherwise;

(v)       To consent to or participate in any plan for the reorganization, consolidation or merger of any corporation, issuer or concern, any security or debt instrument of which is held in the Trust; to consent to any contract, lease, mortgage, purchase or sale of property by such corporation, issuer or concern, and to pay calls or subscriptions with respect to any security or debt instrument held in the Trust;

(w)       To litigate, compromise, arbitrate, or otherwise adjust claims in favor of or against the Trust or any matter in controversy including, but not limited to, claims for taxes;

(x)       To make distributions of income and of capital gains to Shareholders in the manner herein provided;

(y)       To establish, from time to time, a minimum investment for Shareholders in the Trust or in one or more Classes thereof, and to require the repurchase of the Shares of any Shareholders whose investment is less than such minimum upon giving notice to such Shareholder;

(z)        To cause each Shareholder, or each Shareholder of any particular Class, to pay directly, in advance or arrears, for charges of the Trust’s custodian or transfer, shareholder servicing or similar agent, an amount fixed from time to time by the Trustees, by setting off such charges due from such Shareholder from declared but unpaid dividends owed such Shareholder and/or by reducing the number of Shares in the account of such Shareholder by that number of full and/or fractional Shares which represents the outstanding amount of such charges due from such Shareholder;

(aa)      To establish one or more committees comprised of one or more of the Trustees, and to delegate any of the powers of the Trustees to said committees;

(bb)     To interpret the investment policies, practices or limitations of the Trust;

(cc)     To establish a registered office and have a registered agent in the State of Delaware;

(dd)    To compensate or provide for the compensation of the Trustees, officers, advisers, administrators, custodians, other agents, consultants, contractors and employees of the Trust or the Trustees on such terms as they deem appropriate;

(ee)     To invest part or all of the Trust Property, or to dispose of part or all of the Trust Property and invest the proceeds of such disposition, in interests issued by one or more other investment companies or pooled portfolios (including investment by means of transfer of part or all of the Trust Property in exchange for an interest or interests in such one or more investment companies or pooled portfolios) all without any requirement of approval by Shareholders. Any such other investment company or pooled portfolio may (but need not) be a trust (formed under the laws of any state or jurisdiction), which is classified as a real estate investment trust (“REIT”) for federal income tax purposes; and

(ff)       In general, to carry on any other business in connection with or incidental to any of the foregoing powers, to do everything necessary, suitable or proper for the accomplishment of any purpose or the attainment of any object or the furtherance of any power herein set forth, either alone or in association with others, and to do every other act or thing incidental or appurtenant to or growing out of or connected with the aforesaid business or purposes, objects or powers.

The foregoing clauses shall be construed both as objects and powers, and the foregoing enumeration of specific powers shall not be held to limit or restrict in any manner the general powers of the Trustees. Any action by one or more of the Trustees in their capacity as such hereunder shall be deemed an action on behalf of the Trust, and not an action in an individual capacity.

No one dealing with the Trustees shall be under any obligation to make any inquiry concerning the authority of the Trustees, or to see to the application of any payments made or property transferred to the Trustees or upon their order.

Section 4.2         Issuance and Repurchase of Shares. The Trustees shall have the power to issue, sell, repurchase, redeem, retire, cancel, acquire, hold, resell, reissue, dispose of, exchange, and otherwise deal in Shares; to suspend or terminate the sales of Shares of any Class for any period of time; to establish terms and conditions, including any fees or expenses, regarding the issuance, sale, repurchase, redemption, cancellation, retirement, acquisition, holding, resale, reissuance, disposition or exchange of or dealing in Shares of any Class; and subject to the provisions set forth in Article II and Article VII, to apply to any such repurchase, retirement, cancellation or acquisition of Shares any funds or property of the Trust, or a particular Class of the Trust, with respect to which such Shares are issued.

Section 4.3         Trustees and Officers as Shareholders. Any Trustee, officer or other agent of the Trust may acquire, own and dispose of Shares to the same extent as if such person were not a Trustee, officer or agent; and the Trustees may issue and sell or cause to be issued and sold Shares to and buy such Shares from any such person or any firm or company in which such person invested, subject to the general limitations herein contained as to the sale and purchase of such Shares.

Section 4.4         Action by the Trustees and Committees. The Trustees (and any committee thereof) may act at a meeting held in person or in whole or in part by conference telecommunications equipment. One-third, but not less than two, of the Trustees shall constitute a quorum at any meeting unless there is only one Trustee. Except as the Trustees may otherwise determine, one-third of the members of any committee shall constitute a quorum at any meeting. The vote of a majority of the Trustees (or committee members) present at a meeting at which a quorum is present shall be the act of the Trustees (or any committee thereof). The Trustees (and any committee thereof) may also act by written consent signed by a majority of the Trustees (or committee members). Regular meetings of the Trustees may be held at such places and at such times as the Trustees may from time to time determine. Special meetings of the Trustees (and meetings of any committee thereof) may be called orally or in writing by the Chairman of the Board of Trustees (or the chairman of any committee thereof) or by any two other Trustees. Notice of the time, date and place of all meetings of the Trustees (or any committee thereof) shall be given by the party calling the meeting to each Trustee (or committee member) by telephone, telefax, telegram or other electronic means sent to the person’s home or business address at least twenty-four hours in advance of the meeting or by written notice mailed to the person’s home or business address at least seventy-two hours in advance of the meeting. Notice of all proposed written consents of Trustees (or committees thereof) shall be given to each Trustee (or committee member) by telephone, telefax, telegram, or first class mail sent to the person’s home or business address. Notice need not be given to any person who attends a meeting without objecting to the lack of notice or who executes a written consent or a written waiver of notice with respect to a meeting. Written consents or waivers may be executed in one or more counterparts. Execution of a written consent or waiver and delivery thereof may be accomplished by telefax or other electronic means approved by the Trustees.

Section 4.5         Chairman of the Trustees. The Trustees may appoint one of their number to be Chairman of the Board of Trustees. The Chairman shall preside at all meetings of the Trustees at which he is present and may be (but is not required to be) the chief executive officer of the Trust.

Section 4.6         Principal Transactions. Except to the extent prohibited by applicable law, the Trustees may, on behalf of the Trust, buy any securities from or sell any securities to, or lend any assets of the Trust to, any Trustee or officer of the Trust or any firm of which any such Trustee or officer is a member acting as principal, or have any such dealings with any Affiliated Person of the Trust, investment adviser, investment sub-adviser, distributor or transfer agent for the Trust or with any Interested Person of such Affiliated Person or other person; and the Trust may employ any such Affiliated Person or other person, or firm or company in which such Affiliated Person or other person is an Interested Person, as broker, legal counsel, registrar, investment adviser, investment sub-adviser, distributor, transfer agent, dividend disbursing agent, custodian or in any other capacity upon customary terms.

Section 4.7        REIT Qualifications. If the Trust elects to qualify for federal income tax treatment as a REIT, the Trustees shall use reasonable best efforts to take such actions as are necessary or appropriate to preserve the status of the Trust as a REIT, as relevant, from and after the effective date of such election; provided, however, that, if the Trustees determine that it is no longer in the best interests of the Trust to attempt to, or continue to qualify as a REIT, the Trustees may revoke or otherwise terminate the Trust’s REIT election pursuant to the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”).

article V

INVESTMENT ADVISER, INVESTMENT SUB-ADVISER,
PRINCIPAL UNDERWRITER, ADMINISTRATOR, TRANSFER AGENT,
CUSTODIAN AND OTHER CONTRACTORS

Section 5.1         Certain Contracts. Subject to compliance with the provisions of the 1940 Act, but notwithstanding any limitations of present and future law or custom in regard to delegation of powers by trustees generally, the Trustees may, at any time and from time to time and without limiting the generality of their powers and authority otherwise set forth herein, enter into one or more contracts with any one or more corporations, trusts, associations, partnerships, limited partnerships, other type of organizations, or individuals to provide for the performance and assumption of some or all of the following services, duties and responsibilities to, for or of the Trust and/or the Trustees, and to provide for the performance and assumption of such other services, duties and responsibilities in addition to those set forth below as the Trustees may determine to be appropriate:

(a)       Investment Adviser and Investment Sub-Adviser. The Trustees may in their discretion, from time to time, enter into an investment advisory or management contract or contracts with respect to the Trust whereby the other party or parties to such contract or contracts shall undertake to furnish the Trust with such management, investment advisory, statistical and research facilities and services and such other facilities and services, if any, and all upon such terms and conditions, as the Trustees may in their discretion determine. Notwithstanding any other provision of this Trust Instrument, the Trustees may authorize any investment adviser (subject to such general or specific instructions as the Trustees may from time to time adopt) to effect purchases, sales or exchanges of portfolio securities, other investment instruments of the Trust, or other Trust Property on behalf of the Trustees, or may authorize any officer, agent, or Trustee to effect such purchases, sales or exchanges pursuant to recommendations of the investment adviser (and all without further action by the Trustees). Any such purchases, sales and exchanges shall be deemed to have been authorized by the Trustees.

The Trustees may authorize, subject to applicable requirements of the 1940 Act, the investment adviser to employ, from time to time, one or more sub-advisers to perform such of the acts and services of the investment adviser, and upon such terms and conditions, as may be agreed upon between the investment adviser and sub-adviser. Any reference in this Trust Instrument to the investment adviser shall be deemed to include such sub-advisers, unless the context otherwise requires.

(b)       Principal Underwriter. The Trustees may in their discretion from time to time enter into an exclusive or non-exclusive underwriting contract or contracts providing for the sale of Shares, whereby the Trust may either agree to sell Shares to the other party to the contract or appoint such other party its sales agent for such Shares. In either case, the contract or contracts shall be on such terms and conditions as the Trustees may in their discretion determine and may also provide for the repurchase or sale of Shares by such other party as principal or as agent of the Trust.

(c)       Administrator. The Trustees may in their discretion from time to time enter into one or more contracts whereby the other party or parties shall undertake to furnish the Trust with administrative services. The contract or contracts shall be on such terms and conditions as the Trustees may in their discretion determine.

(d)       Transfer Agent. The Trustees may in their discretion from time to time enter into one or more transfer agency and Shareholder service contracts whereby the other party or parties shall undertake to furnish the Trust with transfer agency and Shareholder services. The contract or contracts shall be on such terms and conditions as the Trustees may in their discretion determine.

(e)       Servicing Agent. The Trustees may in their discretion from time to time enter into one or more contracts whereby the other party or parties shall undertake to furnish the Trust with Trust and/or Shareholder services. The contract or contracts shall be on such terms and conditions as the Trustees may in their discretion determine.

(f)       Fund Accounting. The Trustees may in their discretion from time to time enter into one or more contracts whereby the other party or parties undertakes to handle all or any part of the Trust’s accounting responsibilities, whether with respect to the Trust’s properties, Shareholders or otherwise. The contract or contracts shall be on such terms and conditions as the Trustees may in their discretion determine.

(g)       Custodian and Depository. The Trustees may in their discretion from time to time enter into one or more contracts whereby the other party or parties undertakes to act as depository for and to maintain custody of the property of the Trust or any Class and accounting records in connection therewith. The contract or contracts shall be on such terms and conditions as the Trustees may in their discretion determine.

(h)       Parties to Contract. Any contract described in this Article V hereof may be entered into with any corporation, firm, partnership, trust or association, although one or more of the Trustees or officers of the Trust may be an officer, director, trustee, shareholder, or member of such other party to the contract, and no such contract shall be invalidated or rendered void or voidable by reason of the existence of any relationship, nor shall any person holding such relationship be disqualified from voting on or executing the same in his capacity as Shareholder and/or Trustee, nor shall any person holding such relationship be liable merely by reason of such relationship for any loss or expense to the Trust under or by reason of said contract or accountable for any profit realized directly or indirectly therefrom, provided that the contract when entered into was not inconsistent with the provisions of this Article V. The same person (including a firm, corporation, partnership, trust, or association) may be the other party to contracts entered into pursuant to this Article V, and any individual may be financially interested or otherwise affiliated with persons who are parties to any or all of the contracts mentioned in this Section 5.1.

article VI

SHAREHOLDER VOTING POWERS AND MEETINGS

Section 6.1         Voting. The Shareholders shall have power to vote only: (a) for the election of one or more Trustees in order to comply with the provisions of the 1940 Act (including Section 16(a) thereof); (b) with respect to any contract entered into pursuant to Article V to the extent required by the 1940 Act; (c) with respect to termination of the Trust or a Class thereof to the extent required by applicable law; and (d) with respect to such additional matters relating to the Trust as may be required by this Trust Instrument, the By-laws or any registration of the Trust as an investment company under the 1940 Act with the Commission (or any successor agency) or as the Trustees may consider necessary or desirable.

Notwithstanding any other provision of this declaration, on any matter submitted to a vote of Shareholders, unless the Trustees determine otherwise, all Shares of all Classes then entitled to vote shall be voted in aggregate, provided, however, that: (a) as to any matter with respect to which a separate vote of any Class is required by the 1940 Act or other applicable law or is required by attributes applicable to any Class, such requirements as to a separate vote by that Class shall apply; (b) unless the Trustees determine that this clause (b) shall not apply in a particular case, to the extent that a matter referred to in clause (a) above affects more than one Class and the interests of each such Class in the matter are identical, then the Shares of all such affected Classes shall vote as a single class; and (c) as to any matter which does not affect the interests of a particular Class, only the holders of Shares of the one or more affected Classes shall be entitled to vote. A Shareholder of each Class shall be entitled to one vote for each Share of such Class on any matter on which such Shareholder is entitled to vote. A Shareholder of each Class shall be entitled to a proportionate fractional vote for each fractional Share of such Class on any matter on which such Shareholder is entitled to vote. There shall be no cumulative voting in the election of Trustees. Shares may be voted in person or by proxy or in any manner provided for in the By-laws. A proxy may be given in writing, by telefax, other electronic means or in any other manner provided for in the By-laws. Anything in this Trust Instrument to the contrary notwithstanding, in the event a proposal by anyone other than the officers or Trustees of the Trust is submitted to a vote of the Shareholders of the Trust or one or more Classes thereof, or in the event of any proxy contest or proxy solicitation or proposal in opposition to any proposal by the officers or Trustees of the Trust, Shares may be voted only in person or by written proxy. Until Shares are issued, the Trustees may exercise all rights of Shareholders and may take any action required or permitted by law, this Trust Instrument or any of the By-laws of the Trust to be taken by Shareholders.

Section 6.2         Meetings. Meetings of Shareholders (including meetings involving only the holders of Shares of one or more but less than all the Classes) may be called by the Trustees from time to time to be held at such place within or without the State of Delaware, and on such date as may be designated in the call thereof for the purpose of taking action upon any matter as to which the vote or authority of the Shareholders of any Class or of the Trust is required or permitted as provided in Section 6.1. Special meetings of the Shareholders may be called by the Trustees. To the extent required by the 1940 Act, special meetings of the Shareholders for the purpose of removing one or more Trustees shall be called by the Trustees upon the written request of Shareholders owning at least 10 percent (10%) of the Outstanding Shares of all Classes entitled to vote. Notice shall be sent, postage prepaid, by mail or such other means determined by the Trustees, at least 7 days prior to any such meeting.

Section 6.3         Quorum and Required Vote. Unless a larger percentage is required by law, by any provision of this Trust Instrument or by the Trustees, one-third of the Shares entitled to vote in person or by proxy on a particular matter shall be a quorum for the transaction of business at a Shareholders’ meeting with respect to that matter. Any lesser number shall be sufficient for adjournments. Any adjourned session or sessions may be held without the necessity of further notice. Except when a larger vote is required by law, by any provision of this Trust Instrument or by the Trustees, a majority of the Shares voted in person or by proxy on a particular matter at a meeting at which a quorum is present shall decide any questions with respect to that matter and a plurality shall elect a Trustee.

Section 6.4         Action by Written Consent. Subject to the provisions of the 1940 Act and other applicable law, any action taken by Shareholders may be taken without a meeting if a majority of the Shares entitled to vote on the matter (or such larger proportion thereof as shall be required by law, by any provision of this Trust Instrument or by the Trustees) consent to the action in writing. Such consent shall be treated for all purposes as a vote taken at a meeting of Shareholders. The Trustees may adopt additional rules and procedures regarding the taking of Shareholder action by written consents.

article VII

DISTRIBUTIONS AND REPURCHASES

Section 7.1         Distributions.

(a)       The Trustees may from time to time declare and pay dividends or other distributions with respect to any Class. The amount of such dividends or distributions and the payment of them and whether they are in cash or any other Trust Property shall be wholly in the discretion of the Trustees.

(b)       Dividends and other distributions may be paid or made to the Shareholders of record at the time of declaring a dividend or other distribution or among the Shareholders of record at such other date or time or dates or times as the Trustees shall determine, which dividends or distributions, at the election of the Trustees, may be paid pursuant to a standing resolution or resolutions adopted only once or with such frequency as the Trustees may determine. All dividends and other distributions on Shares of a particular Class shall be distributed pro rata to the Shareholders of that Class in proportion to the number of Shares of that Class they held on the record date established for such payment, except that in connection with any dividend or distribution program or procedures the Trustees may determine that no dividend or distribution shall be payable on Shares as to which the Shareholder’s purchase order and/or payment in the prescribed form has not been received by the time or times established by the Trustees under such program or procedure. The Trustees may adopt and offer to Shareholders such dividend reinvestment plans, cash dividend payout plans or related plans as the Trustees shall deem appropriate.

(c)       Anything in this Trust Instrument to the contrary notwithstanding, the Trustees may at any time declare and distribute a stock dividend pro rata among the Shareholders of a particular Class, as of the record date of that Class fixed as provided in Section (b) hereof. The Trustees shall have full discretion, to the extent not inconsistent with the 1940 Act, to determine which items shall be treated as income and which items as capital; and each such determination and allocation shall be conclusive and binding upon the Shareholders.

Section 7.2         Transfer of Shares.

(a)       Any Shares held by a Shareholder may be transferred only (1) by operation of law pursuant to the death, bankruptcy, insolvency, adjudicated incompetence, or dissolution of the Shareholder or (2) with the consent of the Trustees (which may be withheld in the Trustees’ sole and absolute discretion). If a Shareholder transfers Shares with the approval of the Trustees, the Trustees will as promptly as practicable take all necessary actions so that each transferee or successor to whom or to which the Shares are transferred is admitted to the Trust as a Shareholder. The admission of any transferee as a substituted Shareholder will be effective upon the execution and delivery by, or on behalf of, the substituted Shareholder of an investor application form. Each Shareholder and transferee agree to pay all expenses, including attorneys’ and accountants’ fees, incurred by the Trust in connection with any transfer. In connection with any request to transfer Shares, the Trust may require the Shareholder requesting the transfer to obtain, at the Shareholder’s expense, an opinion of counsel selected by the Trustees as to such matters as the Trustees may reasonably request. If a Shareholder transfers all of its Shares, it will not cease to be a Shareholder unless and until the transferee is admitted to the Trust as a substituted Shareholder in accordance with this Section 7.2(a). Any transfer of Shares permitted under this Section 7.2(a) will be effected in accordance with the provisions of Section 2.4 hereof. Pursuant to Section 4.1(k) hereof, the Trustees hereby delegate to the officers of the Trust all power and authority to approve and effect transfers of Shares pursuant to this Section 7.2(a).

(b)       Each Shareholder will indemnify and hold harmless the Trust, the Trustees, each other Shareholder and any Affiliated Person of the Trust, the Trustees, the investment adviser, any sub-adviser and each of the other Shareholders against all losses, claims, damages, liabilities, costs and expenses (including legal or other expenses incurred in investigating or defending against any losses, claims, damages, liabilities, costs and expenses or any judgments, fines and amounts paid in settlement), joint or several, to which these Persons may become subject by reason of or arising from (1) any transfer made by the Shareholder in violation of this Section 7.2 and (2) any misrepresentation by the transferring Shareholder or substituted Shareholder in connection with the transfer. A Shareholder transferring Shares may be charged reasonable expenses, including attorneys’ and accountants’ fees, incurred by the Trust in connection with the transfer, by setting off such charges due from such Shareholder from declared but unpaid dividends or distributions owed such Shareholder and/or by reducing the number of shares in the account of such Shareholder by that number of full and/or fractional Shares which represents the outstanding amount of such charges due from such Shareholder.

Section 7.3         Repurchases. Unless the Trustees otherwise determine with respect to a particular Class at the time of establishing and designating the same, each Shareholder of a particular Class shall have the right at such times as may be permitted by the Trustees to require the Trust to repurchase (out of the assets belonging to the applicable Class) all or any part of his Shares at the net asset value thereof as of the repurchase pricing date established by the Trustees, less any repurchase fee established by the Trustees in their discretion, and subject to such conditions as the Trustees may determine, which may include establishing a maximum amount of Shares that may be repurchased and prorating Shares tendered for repurchase if the repurchase is oversubscribed. Payment for said Shares shall be made by the Trust to the Shareholder within seven days after the repurchase pricing date established by the Trustees. The repurchase price may in any case or cases be paid in cash or wholly or partly in kind if the Trustees determine that such payment is advisable in the interest of the remaining Shareholders. Subject to the foregoing, the fair value, selection and quantity of securities or other property so paid or delivered as all or part of the repurchase price shall be determined by or under authority of the Trustees. In no case shall the Trust be liable for any delay of any corporation or other Person in transferring securities selected for delivery as all or part of any payment in kind.

Section 7.4         Redemptions at the Option of the Trust. The Trust shall have the right at its option and at any time to redeem Shares of any Shareholder at the net asset value thereof, unless otherwise permitted by the 1940 Act, for any reason under the terms established by the Trustees from time to time including but not limited to: (i) if at such time such Shareholder owns Shares having an aggregate net asset value of less than an amount determined from time to time by the Trustees; (ii) to the extent that such Shareholder owns Shares equal to or in excess of a percentage of the outstanding Shares determined from time to time by the Trustees; (iii) the failure of a Shareholder to supply a tax identification number or other identification or if the Trust is unable to verify a Shareholder's identity; (iv) the failure of a Shareholder to pay when due the purchase price of Shares; (v) when the Trust is requested or compelled to do so by governmental authority; or (vi) the determination by the Trustees or pursuant to policies and procedures adopted by the Trustees that ownership of Shares is not in the best interest of the remaining Shareholders of the Trust or applicable Class.

Section 7.5        Suspension of the Right of Repurchase. The Trustees may declare a suspension of the right of repurchase or postpone the date of payment as permitted under the 1940 Act. Such suspension shall take effect at such time as the Trustees shall specify and thereafter there shall be no right of repurchase or payment until the Trustees shall declare the suspension at an end. In the event that the Trust is divided into Classes, the provisions of this Section 7.5, to the extent applicable as determined in the discretion of the Trustees and consistent with the 1940 Act, may be equally applied to each such Class.

Section 7.6         Redemption of Shares to Qualify as a REIT. If the Trustees shall, at any time and in good faith, be of the opinion that direct or indirect ownership of Shares has or may become concentrated in any Person to an extent that would disqualify the Trust as a REIT under the Code, then the Trustees shall have the power (but not the obligation) by lot or other means deemed equitable by them (i) to call for redemption by any such Person of a number, or principal amount, of Shares sufficient to maintain or bring the direct or indirect ownership of Shares into conformity with the requirements for such qualification and (ii) to refuse to transfer or issue Shares to any Person whose acquisition of Shares in question would result in such disqualification. The redemption shall be effected at the redemption price and in the manner provided herein. The holders of Shares shall upon demand disclose to the Trustees in writing such information with respect to direct and indirect ownership of Shares as the Trustees deem necessary to comply with the requirements of any taxing authority.

Section 7.7         Net Asset Value. The Net Asset Value of each outstanding Share of any Class shall be the quotient obtained by dividing (a) the value of the net assets belonging to that Class less the liabilities belonging to such Class by (b) the total number of Shares of that Class outstanding, all determined in accordance with the methods and procedures, including without limitation those with respect to rounding, established by the Trustees from time to time.

article VIII

LIMITATION OF LIABILITY AND INDEMNIFICATION

Section 8.1        Limitation of Liability. Neither a Trustee nor an officer of the Trust, when acting in such capacity, shall be personally liable to any person other than the Trust or a beneficial owner for any act, omission or obligation of the Trust, any Trustee or any officer of the Trust. Neither a Trustee nor an officer of the Trust shall be liable for any act or omission in his capacity as Trustee or as an officer of the Trust, or for any act or omission of any other officer or any employee of the Trust or of any other person or party, provided that nothing contained herein or in the Act shall protect any Trustee or officer against any liability to the Trust or to Shareholders to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of the office of Trustee or the duties of such officer hereunder.

Section 8.2         Indemnification. The Trust shall indemnify each of its Trustees, officers and persons who serve at the Trust’s request as directors, officers or trustees of another organization in which the Trust has any interest as a shareholder, creditor, or otherwise, and may indemnify any trustee, director or officer of a predecessor organization (each a “Covered Person”), against all liabilities and expenses (including amounts paid in satisfaction of judgments, in compromise, as fines and penalties, and expenses including reasonable accountants’ and counsel fees) reasonably incurred in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, before any court or administrative, regulatory, or legislative body, in which he may be involved or with which he may be threatened, while as a Covered Person or thereafter, by reason of being or having been such a Covered Person, except that no Covered Person shall be indemnified against any liability to the Trust or its Shareholders to which such Covered Person would otherwise be subject by reason of bad faith, willful misfeasance, gross negligence or reckless disregard of his duties involved in the conduct of such Covered Person’s office (such willful misfeasance, bad faith, gross negligence or reckless disregard being referred to herein as “Disabling Conduct”). Expenses, including accountants’ and counsel fees so incurred by any such Covered Person (but excluding amounts paid in satisfaction of judgments, in compromise or as fines or penalties), may be paid from time to time by the Trust in advance of the final disposition of any such action, suit or proceeding upon receipt of (a) an undertaking by or on behalf of such Covered Person to repay amounts so paid to the Trust if it is ultimately determined that indemnification of such expenses is not authorized under this Article VIII and (b) any of (i) such Covered Person provides security for such undertaking, (ii) the Trust is insured against losses arising by reason of such payment, or (iii) a majority of a quorum of disinterested, non-party Trustees, or independent legal counsel in a written opinion, determines, based on a review of readily available facts, that there is reason to believe that such Covered Person ultimately will be found entitled to indemnification.

Section 8.3         Indemnification Determinations. Indemnification of a Covered Person pursuant to Section 8.2 shall be made if (a) the court or body before whom the proceeding is brought determines, in a final decision on the merits, that such Covered Person was not liable by reason of Disabling Conduct or (b) in the absence of such a determination, a majority of a quorum of disinterested, non-party Trustees or independent legal counsel in a written opinion make a reasonable determination, based upon a review of the facts, that such Covered Person was not liable by reason of Disabling Conduct.

Section 8.4         Indemnification Not Exclusive. The right of indemnification provided by this Article VIII shall not be exclusive of or affect any other rights to which any such Covered Person may be entitled. As used in this Article VIII, “Covered Person” shall include such person’s heirs, executors and administrators, and a “disinterested, non-party Trustee” is a Trustee who is neither an Interested Person of the Trust nor a party to the proceeding in question.

Section 8.5         Shareholders. Each Shareholder of the Trust and each Class shall not be personally liable for the debts, liabilities, obligations and expenses incurred by, contracted for, or otherwise existing with respect to, the Trust or by or on behalf of any Class. The Trustees shall have no power to bind any Shareholder personally or to call upon any Shareholder for the payment of any sum of money or assessment whatsoever other than such as the Shareholder may at any time personally agree to pay pursuant to terms hereof or by way of subscription for any Shares or otherwise.

In case any Shareholder or former Shareholder of any Class shall be held to be personally liable solely by reason of his being or having been a Shareholder of such Class and not because of his acts or omissions or for some other reason, the Shareholder or former Shareholder (or his heirs, executors, administrators or other legal representatives, or, in the case of a corporation or other entity, its corporate or other general successor) shall be entitled out of the assets belonging to the applicable Class to be held harmless from and indemnified against all loss and expense arising from such liability. The Trust, on behalf of the affected Class, shall, upon request by the Shareholder, assume the defense of any claim made against the Shareholder for any act or obligation of the Class and satisfy any judgment thereon from the assets of the Class. The indemnification and reimbursement required by the preceding sentence shall be made only out of assets of the one or more Classes whose Shares were held by said Shareholder at the time the act or event occurred that gave rise to the claim against or liability of said Shareholder. The rights accruing to a Shareholder under this Section shall not impair any other right to which such Shareholder may be lawfully entitled, nor shall anything herein contained restrict the right of the Trust or any Class thereof to indemnify or reimburse a Shareholder in any appropriate situation even though not specifically provided herein.

article IX

MISCELLANEOUS

Section 9.1        Trust Not a Partnership. It is hereby expressly declared that a trust and not a partnership is created hereby. All persons extending credit to, contracting with or having any claim against the Trust or any Class shall look only to the assets of the Trust or such Class for payment under such credit, contract or claim; and neither the Shareholders nor the Trustees, nor any of the Trust’s officers, employees or agents, whether past, present or future, shall be personally liable therefor.

Section 9.2         Trustees’ and Officers’ Good Faith Action, Expert Advice, No Bond or Surety. The exercise by the Trustees of their powers and discretions hereunder shall be binding upon everyone interested. Subject to the provisions of Article VIII: (i) the Trustees and officers shall not be responsible or liable in any event for any neglect or wrongdoing of any agent, employee, consultant, adviser, administrator, distributor or principal underwriter, custodian or transfer, dividend disbursing, shareholder servicing or accounting agent of the Trust, nor shall any Trustee or officer be responsible for the act or omission of any other Trustee or officer; (ii) the Trustees and officers may take advice of counsel or other experts with respect to the meaning and operation of this Trust Instrument and their duties as Trustees or officers, as applicable, and shall be under no liability for any act or omission in accordance with such advice or for failing to follow such advice; (iii) in discharging their duties, the officers, when acting in good faith, shall be entitled to rely upon the books of account of the Trust and upon written reports made to the Trustees and/or officers by any independent public accountant, and(with respect to the subject matter of the contract involved) any officer, partner or responsible employee of a contracting party appointed by the Trustees; and (iv) in discharging their duties, the Trustees, when acting in good faith, shall be entitled to rely upon the books of account of the Trust and upon written reports made to the Trustees by any officer appointed by them, any independent public accountant, and (with respect to the subject matter of the contract involved) any officer, partner or responsible employee of a contracting party appointed by the Trustees. The Trustees and officers as such shall not be required to give any bond or surety or any other security for the performance of their duties.

Section 9.3         Establishment of Record Dates. The Trustees may close the Share transfer books of the Trust for a period not exceeding one hundred twenty (120) days preceding the date of any meeting of Shareholders, or the date for the payment of any dividends or other distributions, or the date for the allotment of rights, or the date when any change or conversion or exchange of Shares shall go into effect; or in lieu of closing the stock transfer books as aforesaid, the Trustees may fix in advance a date, not exceeding one hundred twenty (120) days preceding the date of any meeting of Shareholders, or the date for payment of any dividend or other distribution, or the date for the allotment of rights, or the date when any change or conversion or exchange of Shares shall go into effect, as a record date for the determination of the Shareholders entitled to notice of, and to vote at, any such meeting, or entitled to receive payment of any such dividend or other distribution, or to any such allotment of rights, or to exercise the rights in respect of any such change, conversion or exchange of Shares, and in such case such Shareholders and only such Shareholders as shall be Shareholders of record on the date so fixed shall be entitled to such notice of, and to vote at, such meeting, or to receive payment of such dividend or other distribution, or to receive such allotment or rights, or to exercise such rights, as the case may be, notwithstanding any transfer of any Shares on the books of the Trust after any such record date fixed as aforesaid.

Section 9.4         Dissolution and Termination of Trust.

(a)       This Trust shall continue without limitation of time but subject to the provisions of sub-sections (b) and (c) of this Section 9.4.

(b)       Notwithstanding anything in Section 9.5 to the contrary, the Trustees may without Shareholder approval (unless such approval is required by the 1940 Act) in dissolution of the Trust or any Class, liquidate, reorganize or dissolve the Trust or any Class in any manner or fashion not inconsistent with applicable law, including, without limitation,

(i)	sell and convey all or substantially all of the assets of the Trust or any Class to another trust, partnership, limited liability company, association or corporation, or to a separate series or class of shares thereof, organized under the laws of any state or jurisdiction, for adequate consideration which may include the assumption of all outstanding obligations, taxes and other liabilities, accrued or contingent, of the Trust or any Class, and which may include shares of beneficial interest, stock or other ownership interests of such trust, partnership, limited liability company, association or corporation or of a series thereof; or

(ii)	at any time sell and convert into money all of the assets of the Trust or any Class.

Following a sale or conversion in accordance with the foregoing sub-Section 9.4(b)(i) or (ii), and upon making reasonable provision, in the determination of the Trustees, for the payment of all liabilities of the Trust or the affected Class as required by applicable law, by such assumption or otherwise, the Shareholders of each Class involved in such sale or conversion shall be entitled to receive, as a Class, when and as declared by the Trustees, the excess of the assets allocated to that Class over the liabilities allocated to such Class. The assets so distributable to the Shareholders of any particular Class shall be distributed among such Shareholders in proportion to the number of Shares of that Class held by them and recorded on the books of the Trust.

(c)       Upon completion of the distribution of the remaining proceeds or the remaining assets as provided in sub-section (b), the Trust (in the case of a sale or conversion with respect to the Trust) or any affected Class shall terminate and the Trustees and the Trust or any affected Class shall be discharged of any and all further liabilities and duties hereunder and the right, title and interest of all parties with respect to the Trust or such affected Class shall be cancelled and discharged.

Upon termination of the Trust, following completion of winding up of its business, the Trustees shall cause a certificate of cancellation of the Trust’s certificate of trust to be filed in accordance with the Act, which certificate of cancellation may be signed by any one Trustee.

Section 9.5       Merger, Consolidation, Incorporation. Anything in this Trust Instrument to the contrary notwithstanding, the Trustees, in order to change the form of organization and/or domicile of the Trust, may, without prior Shareholder approval, (i) cause the Trust to merge or consolidate with or into one or more trusts, partnerships, limited liability companies, associations or corporations which is or are formed, organized or existing under the laws of a state, commonwealth possession or colony of the United States, or (ii) cause the Trust to incorporate under the laws of Delaware. Any agreement of merger or consolidation or certificate of merger may be signed by a majority of the Trustees. Pursuant to and in accordance with the provisions of Section 3815(f) of the Act, and notwithstanding anything to the contrary contained in this Trust Instrument, an agreement of any merger or consolidation approved in accordance with this Section 9.5 may effect any amendment to the Trust Instrument or effect the adoption of a new trust instrument of the Trust if it is the surviving or resulting trust in the merger or consolidation. Any merger or consolidation of the Trust other than as described in the foregoing provisions of this Section 9.5 shall, in addition to the approval of the Trustees, require a Majority Shareholder Vote. Nothing in this Section 9.5 shall require, however, Shareholder approval of any transaction whereby the Trust or any Class thereof acquires or assumes all or any part of the assets and liabilities of any other entity.

Section 9.6        Filing of Copies, References, Headings. The original or a copy of this Trust Instrument and of each amendment hereof or Trust Instrument supplemental hereto shall be kept at the office of the Trust where it may be inspected by any Shareholder. Anyone dealing with the Trust may rely on a certificate by an officer or Trustee of the Trust as to whether or not any such amendments or supplements have been made and as to any matters in connection with the Trust hereunder, and with the same effect as if it were the original, may rely on a copy certified by an officer or Trustee of the Trust to be a copy of this Trust Instrument or of any such amendment or supplemental Trust Instrument. In this Trust Instrument or in any such amendment or supplemental Trust Instrument, references to this Trust Instrument, and all expressions like “herein,” “hereof” and “hereunder,” shall be deemed to refer to this Trust Instrument as amended or affected by any such supplemental Trust Instrument. All expressions like “his,” “he” and “him,” shall be deemed to include the feminine and neuter, as well as masculine, genders. Headings are placed herein for convenience of reference only and in case of any conflict, the text of this Trust Instrument rather than the headings, shall control. This Trust Instrument may be executed in any number of counterparts each of which shall be deemed an original.

Section 9.7         Applicable Law. The trust set forth in this instrument is made in the State of Delaware, and the Trust and this Trust Instrument, and the rights and obligations of the Trustees and Shareholders hereunder, are to be governed by and construed and administered according to the Act and the laws of said State; provided, however, that there shall not be applicable to the Trust, the Trustees or this Trust Instrument (a) the provisions of Section 3540 of Title 12 of the Delaware Code or (b) any provisions of the laws (statutory or common) of the State of Delaware (other than the Act) pertaining to trusts which relate to or regulate: (i) the filing with any court or governmental body or agency of trustee accounts or schedules of trustee fees and charges, (ii) affirmative requirements to post bonds for trustees, officers, agents or employees of a trust, (iii) the necessity for obtaining court or other governmental approval concerning the acquisition, holding or disposition of real or personal property, (iv) fees or other sums payable to trustees, officers, agents or employees of a trust, (v) the allocation of receipts and expenditures to income or principal, (vi) restrictions or limitations on the permissible nature, amount or concentration of trust investments or requirements relating to the titling, storage or other manner of holding of trust assets, or (vii) the establishment of fiduciary or other standards or responsibilities or limitations on the acts or powers of trustees, which are inconsistent with the limitations or liabilities or authorities and powers of the Trustees set forth or referenced in this Trust Instrument. The Trust shall be of the type commonly called a “statutory trust,” and without limiting the provisions hereof, the Trust may exercise all powers which are ordinarily exercised by such a trust under Delaware law. The Trust specifically reserves the right to exercise any of the powers or privileges afforded to trusts or actions that may be engaged in by trusts under the Act, and the absence of a specific reference herein to any such power, privilege or action shall not imply that the Trust may not exercise such power or privilege or take such actions.

Section 9.8         Amendments. Except as specifically provided herein, the Trustees may, without Shareholder vote, amend or otherwise supplement this Trust Instrument by making an amendment, a Trust Instrument supplemental hereto or an amended and restated trust instrument. Shareholders shall have the right to vote: (i) on any amendment which would affect their right to vote granted in Section 6.1, (ii) on any amendment to this Section 9.8, (iii) on any amendment for which such vote is required by law and (iv) on any amendment submitted to them by the Trustees. Any amendment required or permitted to be submitted to Shareholders which, as the Trustees determine, shall affect the Shareholders of one or more Classes shall be authorized by vote of the Shareholders of each Class affected and no vote of shareholders of a Class not affected shall be required. Anything in this Trust Instrument to the contrary notwithstanding, any amendment to Article VIII hereof shall not limit the rights to indemnification or insurance provided therein with respect to action or omission of any persons protected thereby prior to such amendment.

Section 9.9        Fiscal Year. The fiscal year of the Trust shall end on a specified date as determined from time to time by the Trustees.

Section 9.10      Provisions in Conflict with Law. The provisions of this Trust Instrument are severable, and if the Trustees shall determine, with the advice of counsel, that any of such provisions is in conflict with the 1940 Act, the Code or with other applicable laws and regulations, the conflicting provision shall be deemed never to have constituted a part of this Trust Instrument; provided, however, that such determination shall not affect any of the remaining provisions of this Trust Instrument or render invalid or improper any action taken or omitted prior to such determination. If any provision of this Trust Instrument shall be held invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall attach only to such provision in such jurisdiction and shall not in any manner affect such provisions in any other jurisdiction or any other provision of this Trust Instrument in any jurisdiction.

Section 9.11       Allocation of Certain Expenses. Each Shareholder will, at the discretion of the Trustees, indemnify the Trust against all expenses and losses resulting from indebtedness incurred in connection with facilitating (i) requests pending receipt of the collected funds from investments sold on the date of such Shareholder’s redemption request; (ii) redemption requests from such Shareholder who has also notified the Trust of its intention to deposit funds in its accounts on the date of said redemption request; or (iii) the purchase of investments pending receipt of collected funds from such Shareholder who has notified the Trust of its intention to deposit funds in its accounts on the date of the purchase of the investments.

Section 9.12      Delivery by Electronic Transmission or Otherwise. Notwithstanding any provision in this Trust Instrument to the contrary, any notice, proxy, vote, consent, instrument or writing of any kind referenced in, or contemplated by, this Trust Instrument or the By-Laws may, in the sole discretion of the Trustees, be given, granted or otherwise delivered by electronic transmission (within the meaning of the Act), including via the internet, or in any other manner permitted by applicable law. All requirements in this Trust Instrument that any writing be signed shall be deemed to be satisfied by any electronic transmission in such form that is acceptable to the Trustees.

Section 9.13      Restrictions on Transfer and Ownership of Shares. The provisions of this Section 9.13 shall be applicable to any series or class of shares of the Trust that elects to be taxed as a REIT and shall remain in full force and effect until prior to the Restriction Termination Date (as defined in this Section).

Section 9.13.1     Definitions.

For the purpose of this Section, the following terms shall have the following meanings:

(a) Aggregate Ownership Limit shall mean not more than 9.8 percent (in value or in number of shares, whichever is more restrictive) of the aggregate of the Outstanding Shares, or such other percentage determined by the Board in accordance with Section 9.13.9.

(b) Beneficial Ownership shall mean ownership of Shares by a Person, whether the interest in the Shares is held directly or indirectly (including by a nominee) and shall include interests that would be treated as owned through the application of Sections 856(h)(1) and/or 544 of the Code, as modified by Sections 856(h)(1)(B) and 856(h)(3) of the Code, provided, however, that in determining the number of Shares Beneficially Owned by a Person, no Share shall be counted more than once. Whenever a Person Beneficially Owns Shares that are not actually outstanding (e.g., shares issuable upon the exercise of an option or the conversion of a convertible security) (“Option Shares”), then, whenever this Agreement requires a determination of the percentage of Outstanding Shares Beneficially Owned by such Person, the Option Shares Beneficially Owned by such Person shall also be deemed to be Outstanding. The terms “Beneficial Owner”, “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.

(c) Charitable Beneficiary shall be one or more nonprofit organizations designated by the Trust as the Charitable Beneficiary of the interest in the Trust or a series thereunder as determined pursuant to Section 9.13.11(f); provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

(d) Share Ownership Limit shall mean not more than 9.8 percent (in value or in number of shares, whichever is more restrictive) of the aggregate of the Outstanding Shares, or such other percentage determined by the Board in accordance with Section 9.13.9.

(e) Constructive Ownership shall mean ownership of Shares by a Person, whether the interest in the Shares is held directly or indirectly (including by a nominee) and shall include interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms Constructive Owner, Constructively Owns and Constructively Owned shall have the correlative meanings.

(f) Excepted Holder shall mean a Person for whom an Excepted Holder Limit is created by this Agreement or by the Board pursuant to Section 9.13.8.

(g) Excepted Holder Limit shall mean, provided that the affected Excepted Holder agrees to comply with any requirements established by the Board pursuant to Section 9.13.8 and subject to adjustment pursuant to Article IX, Section 9.7, the percentage limit established by the Board pursuant to Section 9.13.8.

(h) Initial Date shall mean the date of the closing of the Initial Offering of the Trust.

(i) Initial Offering shall mean the first issuance and sale for cash of Shares to any Person other than an Affiliate pursuant to:

(i)	a public offering registered under the Securities Act of 1933, as amended; or

(ii)	a private offering or offering qualified, as applicable, in accordance with Rule 144A, Regulation A, Regulation D or Regulation S of the Securities Act.

(j) Non-Transfer Event shall mean any event or other changes in circumstances other than a purported Transfer, including, without limitation, any change in the value of any Shares.

(k) One Hundred Shareholders Date means the first day on which Shares are beneficially owned by 100 or more Persons within the meaning of Section 856(a)(5) of the Code.

(l) Ownership Limits means the Aggregate Share Ownership Limit and the Share Ownership Limit.

(m) Person shall mean, solely for the purposes of this Section 9.13, an individual, corporation, partnership, limited liability company, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Exchange Act and a group to which an Excepted Holder Limit applies.

(n) Prohibited Owner shall mean with respect to any purported Transfer or Non-Transfer Event, any Person who, but for the provisions of Section 9.13.2, would Beneficially Own or Constructively Own Shares and, if appropriate in the context, shall also mean any Person who would have been the Record Holder of the Shares that the Prohibited Owner would have so owned.

(o) Restriction Termination Date means the first day after the Initial Date on which the Board determines in accordance with Section 9.13.1 that it is no longer in the best interests of the Trust to continue to qualify as a REIT or that compliance with any of the restriction and limitations on Beneficial Ownership, Constructive Ownership and Transfers of Shares set forth in this Section 9.13 is no longer required in order for the Trust to qualify as a REIT.

(p) Transfer shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire or change its Beneficial Ownership or Constructive Ownership of Shares or the right to vote or receive distributions on Shares, or any agreement to take any such actions or cause any such events, including:

(i)	the granting or exercise of any option (or any disposition of any option) or entering into any agreement for the sale, transfer or other disposition of Shares (or of Beneficial Ownership or Constructive Ownership of Shares);

(ii)	any disposition of any securities or rights convertible into or exchangeable for Shares or any interest in Shares or any exercise of any such conversion or exchange right; and

(iii)	Transfers of interests in other entities that result in changes in Beneficial Ownership or Constructive Ownership of Shares;

in each case, whether voluntary or involuntary, whether owned of record, Constructively Owned or Beneficially Owned and whether by operation of law or otherwise. The terms Transferring and Transferred shall have the correlative meanings.

(q) Trustee shall mean the Person that is unaffiliated with the Trust or any Prohibited Owner, that is a “United States person” within the meaning of Section 7701(a)(30) of the Code and is appointed by the Trust to serve as trustee of the Trust.

Section 9.13.2. Ownership Limitations.

The provisions of this Section 9.13 shall be applicable to any series of the Trust that elects to be taxed as a REIT and shall remain in full force and effect until prior to the Restriction Termination Date.

(a) Basic Restrictions.

(i)

(1) No Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own Shares in excess of the Aggregate Ownership Limit;

(2) No Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own Shares in excess of the Share Ownership Limit; and

(3) No Excepted Holder shall Beneficially Own or Constructively Own Shares in excess of the Excepted Holder Limit for such Excepted Holder.

(ii)

(1) No Person shall Beneficially Own or Constructively Own Shares to the extent that such Beneficial Ownership or Constructive Ownership of Shares would result in the Trust being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year, unless otherwise allowed under Section 9.13.8(e); and

(2) No Person shall Beneficially Own or Constructively Own Shares to the extent that such Beneficial Ownership or Constructive Ownership of Shares would result in the Trust otherwise failing to qualify for taxation as a REIT (including, but not limited to, Beneficial Ownership or Constructive Ownership) that:

a. would result in the Trust owning (actually or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code; or

b. would cause any income of the Trust that would otherwise qualify as “rents from real property” for purposes of Section 856(d) of the Code to fail to qualify as such (including, but not limited to, as a result of causing any entity that the Trust intends to treat as an “eligible independent contractor” within the meaning of Section 856(d)(9)(A) of the Code to fail to qualify as such), in either case causing the Trust to fail to satisfy any of the gross income requirements of Section 856(c) of the Code).

(iii)	During the period commencing on the One Hundred Shareholders Date, any Transfer of Shares that, if effective, would result in the Shares being beneficially owned by fewer than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such Shares.

(b) Transfer in Trust. If any Transfer of Shares or Non-Transfer Event occurs which, if effective, would result in any Person Beneficially Owning or Constructively Owning Shares in violation of Section 9.13.2(a)(i) or (ii).

(i)	then that number of Shares the Beneficial Ownership or Constructive Ownership of which otherwise would cause such Person to violate Section 9.13.2(a)(i) or (ii) (rounded up to the nearest whole share) shall be automatically transferred to the Trust for the benefit of a Charitable Beneficiary, as described in Section 9.13.11, effective as of the close of business on the Business Day prior to the date of such Transfer or Non-Transfer Event, and such Person (or, if different, the direct or beneficial owner of such Shares) shall acquire no rights in such Shares (and shall be divested of its rights in such Shares); or

(ii)	if the transfer to the Trust described in clause (i) of this sentence would not be effective for any reason to prevent the violation of Section 9.13.2(a)(i) or (ii), then the Transfer of that number of Shares that otherwise would cause any Person to violate Section 9.13.2(a)(i) or (ii) shall be void ab initio, and the intended transferee shall acquire no rights in such Shares.

Section 9.13.3. Remedies for Breach. If the Board shall at any time determine in good faith that a Transfer or Non-Transfer Event has taken place that results in a violation of Section 9.13.2 or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any Shares in violation of Section 9.13.2 (whether or not such violation is intended), the Board shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or Non-Transfer Event or otherwise prevent such violation, including, without limitation, causing the Trust to redeem shares, refusing to give effect to such Transfer or Non-Transfer Event on the books of the Trust or instituting proceedings to enjoin such Transfer or Non-Transfer Event; provided, however, that any Transfer or attempted Transfer or other event in violation of Section 9.13.2 (or Non-Transfer Event that results in a violation of Section 9.13.2) shall automatically result in the transfer to the Trust described above, and, where applicable, such Transfer (or Non-Transfer Event) shall be void ab initio as provided above irrespective of any action (or non-action) by the Board. Nothing herein shall limit the ability of the Board to grant a waiver as may be permitted under Section 9.13.8.

Section 9.13.4. Notice of Restricted Transfer. Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of Shares that will or may violate Section 9.13.2(a) or any Person who would have owned Shares that resulted in a transfer to the Trust pursuant to the provisions of Section 9.13.2(b) shall immediately give written notice to the Trust of such event or, in the case of such a proposed or attempted transaction, give at least 15 days prior written notice, and shall provide to the Trust such other information as the Trust may request in order to determine the effect, if any, of such Transfer or Non-Transfer Event on the Trust qualification for taxation as a REIT.

Section 9.13.5. Owners Required to Provide Information. From the Initial Date and prior to the Restriction Termination Date:

(a) every owner of five percent or more (or such lower percentage as required by the Code or the U.S. Treasury Department regulations promulgated thereunder) of the Outstanding Shares, within 30 days after the end of each taxable year, shall give written notice to the Trust stating the name and address of such owner, the number of Shares of each class and series Beneficially Owned and a description of the manner in which such Shares are held. Each such owner shall promptly provide to the Trust in writing such additional information as the Trust may request in order to determine the effect, if any, of such Beneficial Ownership on the Trust qualification for taxation as a REIT and to ensure compliance with the Ownership Limits; and

(b) each Person who is a Beneficial Owner or Constructive Owner of Shares and each Person who is holding Shares for a Beneficial Owner or Constructive Owner shall promptly provide to the Trust in writing such information as the Trust may request, in good faith, in order to determine the Trust qualification for taxation as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

Section 9.13.6. Remedies Not Limited. Nothing contained in this Section 9.13 shall limit the authority of the Board to take such other action as it deems necessary or advisable to protect the Trust and the interests of the Members in preserving the Trust qualification for taxation as a REIT; provided, however, if the Board determines that it is no longer in the best interests of the Trust to continue to be qualified for taxation as a REIT, the Board may authorize the Trust to revoke or otherwise terminate its REIT election pursuant to Section 856(g) of the Code. It is intended that if the Trust elects to be taxed as a REIT then it will elect to be treated as a corporation prior to the Initial Date (as defined in Section 9.13) of the Trust until the Restriction Termination Date of the Trust.

Section 9.13.7. Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Section 9.13, the Board shall have the power to determine the application of the provisions of this Section 9.13 with respect to any situation based on the facts known to it. In the event Section 9.13 requires an action by the Board and this Trust Instrument fails to provide specific guidance with respect to such action, the Board shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of this Section 9.13. Absent a decision to the contrary by the Board (which the Board may make in its sole and absolute discretion), if a Person would have (but for the remedies set forth in Section 9.13.3) acquired or retained Beneficial Ownership or Constructive Ownership of Shares in violation of Section 9.13.2, such remedies (as applicable) shall apply first to the Shares which, but for such remedies, would have been Beneficially Owned or Constructively Owned (but not actually owned) by such Person, pro rata among the Persons who actually own such Shares based upon the relative number of the Shares held by each such Person.

Section 9.13.8. Exceptions.

(a) Subject to Section 9.13.2(a)(ii), the Board, in its sole discretion, may exempt (prospectively or retroactively) a Person from the Aggregate Ownership Limit and/or the Share Ownership Limit, as the case may be, and may establish or increase an Excepted Holder Limit for such Person if the Board determines, based on such representations and undertakings as it may require, that:

(i)	subject to Section 9.13.8(e), such exemption will not cause the Beneficial Ownership or Constructive Ownership of Shares of the Trust of any individual (as defined in Section 542(a)(2) of the Code as modified by Section 856(h)(3) of the Code) to violate Section 9.13.2(a)(ii); and

(ii)	such Person does not and will not Constructively own an interest in a tenant (or a tenant of any entity owned or controlled by the Trust) that would cause the Trust to own, actually or Constructively, more than a 9.9% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant (for this purpose, a tenant from whom the Trust (or an entity owned or controlled by the Trust) derives (and is expected to continue to derive) a sufficiently small amount of revenue such that, in the opinion of the Board, rent from such tenant would not adversely affect the Trust ability to qualify for taxation as a REIT shall not be treated as a tenant of the Trust).

(b) Prior to granting any exception pursuant to Section 9.13.8(a), the Board may require a ruling from the Internal Revenue Service, or an Opinion of Counsel, in either case in form and substance satisfactory to the Board in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Trust qualification for taxation as a REIT. Notwithstanding the receipt of any ruling or opinion, the Board may impose such conditions or restrictions as it deems appropriate in connection with granting such exception or waiver or creating any Excepted Holder Limit.

(c) Subject to Section 9.13.2(a)(ii), an underwriter which participates in a public offering or a private placement of Shares (or securities convertible into or exchangeable for Shares may Beneficially Own or Constructively Own Shares (or securities convertible into or exchangeable for Shares ) in excess of the Aggregate Ownership Limit, the

(d) Share Ownership Limit, or both such limits, but only to the extent necessary to facilitate such public offering or private placement.

(e) The Board may only reduce the Excepted Holder Limit for an Excepted Holder:

(i)	with the written consent of such Excepted Holder at any time, or

(ii)	pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder. No Excepted Holder Limit shall be reduced to a percentage that is less than the Share Ownership Limit or Aggregate Ownership Limit, as applicable.

(f) Subject to Section 9.13.2(a)(ii)(2), the Board, in its sole discretion, may exempt an Excepted Holder from the limitations in Section 9.13.2(a)(ii)(1) and Section 9.13.2(a)(i) on Beneficial Ownership and/or Constructive Ownership of Shares that would result in the Trust being “closely held” within the meaning of Section 856(h) of the Code (determined without regard to whether the ownership interest is held during the last half of a taxable year), but only during the first taxable year of the Trust for which the Trust elects to be taxed as a REIT under Section 856(c)(1) of the Code and/or during the first half of the Trust second taxable year for which the Trust elects to be treated as a REIT for tax purposes under Section 856(c)(1) of the Code and only to the extent that such Beneficial Ownership and/or Constructive Ownership for such periods does not result in the Trust failing to qualify for taxation as a REIT.

Section 9.13.9. Increase or Decrease in Aggregate Ownership and Share Ownership Limits.

(a) Subject to Section 9.13.2(a)(ii), the Board may from time to time increase or decrease the Share Ownership Limit and the Aggregate Ownership Limit; provided, however, that any decreased Share Ownership Limit and/or Aggregate Ownership Limit will not be effective for any Person whose percentage ownership in Shares is in excess of such decreased Share Ownership Limit and/or Aggregate Ownership Limit until such time as such Person’s percentage of Shares equals or falls below the decreased Share Ownership Limit and/or Aggregate Ownership Limit, but any further acquisition of Shares in excess of such percentage ownership of Shares will be in violation of the Share Ownership Limit and/or Aggregate Ownership Limit; and provided further, that any increased or decreased Share Ownership Limit and/or Aggregate Ownership Limit would not allow five or fewer Persons to Beneficially Own more than 49.9% in value of the Outstanding Shares of the Trust.

(b) Prior to increasing or decreasing the Share Ownership Limit or the Aggregate Ownership Limit pursuant to Section 9.13.9(a), the Board may require such opinions of counsel, affidavits, undertakings or agreements, in any case in form and substance satisfactory to the Board in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Trust qualification for taxation as a REIT.

Section 9.13.10. Legend. Each certificate for Shares, if certificated, or any written statement of information in lieu of a certificate delivered to a holder of uncertificated Shares shall bear a legend that substantially describes the foregoing restrictions on transfer and ownership, or, instead of such legend, the certificate, if any, may reference such restrictions and state that the Trust will furnish a full statement about restrictions on transferability and ownership to a shareholder on request and without charge. In the case of any Shares that are uncertificated, such restrictions, or a reference to such restrictions and a statement that the Trust will furnish a full statement about certain restrictions on transferability to a Shareholder on request and without charge.

Section 9.13.11. Transfer of Shares in Trust.

(a) Ownership in Trust. Upon any purported Transfer or other event described in Section 9.13.2(b) that would result in a transfer of Shares to the Trust, such Shares shall be deemed to have been transferred to the Trustee as trustee of the Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the transfer to the Trust pursuant to Section 9.13.2(b). The Trustee shall be appointed by the Trust and shall be a Person unaffiliated with the Trust and any Prohibited Owner. Each Charitable Beneficiary shall be designated by the Trust as provided in Section 9.13.11(f).

(b) Status of Shares Held by the Trustee. Shares held by the Trustee shall be issued and Outstanding Shares. The Prohibited Owner shall have no rights in the shares held by the Trustee. The Prohibited Owner shall not benefit economically from ownership of any Shares held in trust by the Trustee, shall have no rights to distributions and shall not possess any rights to vote or other rights attributable to the Shares held in the Trust.

(c) Distribution and Voting Rights. The Trustee shall have all voting rights and rights to distributions with respect to Shares held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any distribution paid prior to the discovery by the Trust that the Shares have been transferred to the Trustee shall be paid by the recipient of such distribution to the Trustee upon demand and any distribution authorized but unpaid shall be paid when due to the Trustee. Any distribution so paid to the Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to Shares held in the Trust and, subject to Delaware law, effective as of the date that the Shares have been transferred to the Trust, the Trustee shall have the authority (at the Trustee’s sole discretion):

(i)	to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Trust that the Shares have been transferred to the Trustee; and

(ii)	to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary;

provided, however, that if the Trust has already taken action, then the Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this Section 9.13, until the Trust has received notification that Shares have been transferred into the Trust, the Trust shall be entitled to rely on its share transfer records for purposes of preparing lists of Shareholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of Shareholders.

(d) Sale of Shares by Trustee. Within 20 days of receiving notice from the Trust that Shares have been transferred to the Trust, the Trustee of the Trust shall sell the Shares held in the Trust to a person, designated by the Trustee, whose ownership of the Shares will not violate the ownership limitations set forth in Section 9.13.2(a). Upon such sale, the interest of the Charitable Beneficiary in the Shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 9.13.11(d). The Prohibited Owner shall receive the lesser of:

(i)	the price paid by the Prohibited Owner for the Shares or, if the event causing the Shares to be held in the Trust did not involve a purchase of such Shares at Net Asset Value, the Net Asset Value of the Shares on the day of the event causing the Shares to be held in the Trust; and

(ii)	the price per Share received by the Trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the Shares held in the Trust.

The Trustee may reduce the amount payable to the Prohibited Owner by the amount of distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Trustee pursuant to Section 9.13.11(c). Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary. If, prior to the discovery by the Trust that Shares have been transferred to the Trustee, such Shares are sold by a Prohibited Owner, then:

(i)	such Shares shall be deemed to have been sold on behalf of the Trust; and

(ii)	to the extent that the Prohibited Owner received an amount for such Shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 9.13.11(d), such excess shall be paid to the Trustee upon demand.

(e) Purchase Right in Shares Transferred to the Trustee. Shares transferred to the Trustee shall be deemed to have been offered for sale to the Trust, or its designee, at a price per Share equal to the lesser of:

(i)	the price per Share in the transaction that resulted in such Transfer to the Trust (or, if the event that resulted in the Transfer to the Trust did not involve a purchase of such Shares at Net Asset Value, the Net Asset Value of such Shares on the day of the event that resulted in the Transfer of such Shares to the Trust); and

(ii)	the Net Asset Value on the date the Trust, or its designee, accepts such offer.

The Trust may reduce the amount payable to the Trustee by the amount of distributions which has been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Trustee pursuant to Section 9.13.11(c) and may pay the amount of such reduction to the Trustee for the benefit of the Charitable Beneficiary. The Trust shall have the right to accept such offer until the Trustee has sold the Shares held in the Trust pursuant to Section 9.13.11(d). Upon such a sale to the Trust, the interest of the Charitable Beneficiary in the Shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner.

(f) Designation of Charitable Beneficiaries. By written notice to the Trustee, the Trust shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Trust such that the Shares held in the Trust would not violate the restrictions set forth in Section 9.13.2(a) in the hands of such Charitable Beneficiary. Neither the failure of the Trust to make such designation nor the failure of the Trust to appoint the Trustee before its automatic transfer provided for in Section 9.13.2(b) shall make such transfer ineffective; provided that the Trust thereafter makes such designation and appointment. The designation of a nonprofit organization as a Charitable Beneficiary shall not entitle such nonprofit organization to serve in such capacity and the Trust may, in its sole discretion, designate a different nonprofit organization as the Charitable Beneficiary at any time and for any or no reason. Any determination by the Trust with respect to the application of this Section 9.13 shall be binding on each Charitable Beneficiary.

Section 9.13.12. Enforcement. The Trust is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Section 9.13.

Section 9.13.13. Non-Waiver. No delay or failure on the part of the Trust or its Board in exercising any right hereunder shall operate as a waiver of any right of the Trust or its Board, as the case may be, except to the extent specifically waived in writing.

Section 9.13.14. Severability. If any provision of this Section 9.13 or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected, and other applications of such provisions shall be affected only to the extent necessary to comply with the determination of such court.

IN WITNESS WHEREOF, the undersigned, being the Trustees of the Trust, have executed this Agreement and Declaration of Trust as of the 20th day of June, 2023.

/s/ J. Michael Fields
J. Michael Fields, as Trustee and not individually

/s/ Stephen A. Mace
Stephen A. Mace, as Trustee and not individually

/s/ Stacy Roode
Stacy Roode, as Trustee and not individually

/s/ Amy Small
Amy Small, as Trustee and not individually